Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
Treasurer & VP, Investor Relations
217-221-4416

FOR IMMEDIATE RELEASE
Friday, May 3, 2019

Titan International, Inc. Reports First Quarter 2019 Results

Quarter Highlights

•	Net sales were $410.4 million, a $15.0 million YOY decrease, net sales would have increased nearly $10 million YOY on a constant currency basis

•	SGARD expenses were $38.5 million (9.4% of net sales)

•	Income from operations was $4.1 million

•	Net income applicable to common shareholders was $1.2 million and EPS was $0.02

•	Adjusted EBITDA was $19.8 million

QUINCY, ILLINOIS, May 3, 2019 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the first quarter ended March 31, 2019.

Net sales for the first quarter of 2019 were $410.4 million, compared to net sales of $425.4 million for the first quarter of 2018, representing a $15 million decrease. On a constant currency basis, net sales would have increased nearly $10 million. Net income applicable to common shareholders for the first quarter of 2019 was $1.2 million, equal to $0.02 per basic and diluted share, compared to income of $15.3 million, equal to $0.26 per basic and diluted share, in the first quarter of 2018.

“The first quarter of 2019 was certainly not the start to the year we had planned,” commented Paul Reitz, President and Chief Executive Officer. “There were a number of factors that negatively influenced our sales and gross profit with a significant impact from currency headwinds, primarily in Europe and Brazil. Many companies have discussed the impact of the strong dollar, but for a company our size the impact was significant at $25 million on the sales line and approximately $2.5 million at the gross profit line as compared to last year. The overall Ag economy, driven by continued lower commodity prices and ongoing trade concerns have pushed U.S. farmer sentiment lower. This sentiment shift, coupled with a delayed planting season in the Midwest from adverse weather conditions, further impacted our original expectations for aftermarket demand during the quarter. We still believe, like many others in the industry, that the Ag market has a strong level of pent-up demand as evidenced by aging fleets and large equipment sales remaining well below historical averages. We did experience better overall financial performance in March, which is encouraging heading into the second quarter and the remainder of the year.

“As we look more specifically at the pockets of our business that experienced the largest gross profit impacts, our North America tire business unit had temporary margin pressure as we implemented focused incentives to drive aftermarket sales during the sluggish start to the year in order to protect market share. In addition, North America tire

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was impacted in the short-term by higher costs of inventory from production in the fourth quarter when we were at lower volume levels. We continue to be encouraged by the continued adoption and growth of our LSW® technology. With wet conditions currently in much of the Midwest, we have seen added demand for our market-leading LSW assemblies. In Brazil, farm exports are a successful part of our business, but the broader economic problems within Argentina and Columbia hurt our export sales this period, while the Brazilian and Mexican consumer segment light truck business also experienced some decline. In Russia, tire inventory levels at dealers remain very high, and that, combined with capital markets that are at a standstill, has severely weakened the impact of incentive programs and our ability to drive sales at this time.

“The Titan team has done a good job implementing changes to our Company as shown by the improvement in our operating results over the last few years. While we did not come out of the gate as strong to start this year, we remain cautiously optimistic about 2019 while we take the steps necessary to manage the business appropriately, as we progress through the year. At this time, we reiterate the previously specified outlook for 2019.

“On February 26th, we announced that we were evaluating strategic alternatives with respect to ITM, our undercarriage business. We have engaged Shore Capital as our financial advisor to assist us in carrying out this evaluation. With respect to one of the potential alternatives, a public listing within Europe, we continue to make positive progress as we move through the diligence phase of this alternative. Our original goal of this strategic evaluation, maximizing value for our stakeholders, remains on track and we are pleased with the progress that has been made to date.

"This week, Titan’s Board of Directors authorized management to proceed with upsizing our U.S. based credit facility from the current level up to $125 million. Within the next few weeks, we expect to execute this increase in the facility as each of our banking partners have already confirmed their increased commitments."

Results of Operations

Net sales for the first quarter ended March 31, 2019, were $410.4 million, compared to $425.4 million in the comparable quarter of 2018, a decrease of 3.5 percent driven by sales decreases in all segments. Overall, net sales volume was down 3.5 percent from the comparable prior year quarter, due primarily to continued market challenges in Russia and the agriculture segment in Europe. Favorable changes in price/mix positively impacted net sales by 5.8 percent but were offset by unfavorable currency translation of 5.8 percent of net sales.

Gross profit for the first quarter ended March 31, 2019, was $45.3 million, compared to $59.6 million in the comparable prior year period. Gross margin was 11.0 percent of net sales for the latest quarter, compared to 14.0 percent of net sales in the comparable prior year period. The decrease in gross profit was driven by the impact of lower volume in Russia and Europe and currency devaluation. Additionally, North American gross profit and margins were negatively affected by certain focused sales incentives that were implemented to drive aftermarket sales. North American gross profit and margins were further negatively impacted by short-term impacts of higher costs of inventory from production in the fourth quarter when there were lower volume levels.

Selling, general, administrative, research and development (SGARD) expenses for the first quarter of 2019 were $38.5 million, compared to $37.5 million for the comparable prior year period. As a percentage of net sales, SGARD was 9.4 percent, compared to 8.8 percent for the comparable prior year period. The increase in SGARD primarily related to certain investments in information technology in North America.

Income from operations for the first quarter of 2019 was $4.1 million, or 1.0 percent of net sales, compared to $19.4 million, or 4.6 percent of net sales, for the first quarter of 2018. The decrease in income was primarily driven by lower net sales and the net result of the items previously discussed.

The first quarter 2019 net income applicable to common shareholders was $1.2 million, equal to $0.02 per basic and diluted share, compared to income of $15.3 million, equal to $0.26 per basic and diluted share, in the comparable prior year period.

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EBITDA was $25.5 million for the first quarter of 2019, compared to $38.0 million in the comparable prior year period. Adjusted EBITDA was $19.8 million for the first quarter of 2019, compared to $42.5 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, non-GAAP measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended
	March 31,
	2019	2018
Net sales	$191,730	$194,166
Gross profit	22,125	29,961
Income from operations	13,928	21,321

Lower sales volumes contributed 2.5 percent of the decrease in agricultural net sales, while unfavorable currency translation, primarily in Latin America and Europe, further decreased net sales by 5.7 percent. Favorable price/mix partially offset these decreases with a 7.0 percent positive impact on net sales. North American gross profit and margins were negatively affected by certain focused sales incentives that were implemented to drive aftermarket sales, with further negative short-term impacts from higher costs of inventory from production that occurred in the fourth quarter of 2018 when there were lower volume levels. Unfavorable foreign currency translation and lower sales volumes in Russia, South America and Europe also drove the overall decrease in gross profit.

Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended
	March 31,
	2019	2018
Net sales	$176,745	$188,733
Gross profit	18,170	22,462
Income from operations	5,528	9,953

The decrease in earthmoving/construction net sales was driven by decreased volume, which negatively impacted net sales by 4.1 percent. Unfavorable currency translation across all non-US geographies decreased net sales by 5.5 percent, which was partially offset by a favorable price/mix of 3.3 percent. The decrease in gross profit was primarily due to lower sales creating production inefficiencies, and also from unfavorable foreign currency translation.

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Consumer Segment

(Amounts in thousands)	Three months ended
	March 31,
	2019	2018
Net sales	$41,899	$42,483
Gross profit	4,969	7,138
Income from operations	2,121	3,947

The decrease in consumer net sales was driven by unfavorable currency translation, primarily in Latin America, which contributed an 8.1 percent decrease to net sales and lower volume, which drove an additional decrease of 4.9 percent to net sales, which was primarily from lower sales in the light truck business in Latin America. Favorable price/mix contributed 11.6 percent to net sales partially offsetting the aforementioned variables.

Financial Condition

David Martin, Senior Vice President and Chief Financial Officer commented, “While working capital grew during the quarter, the pace of increase slowed and we were able to reduce the number of days we have in inventory at the end of the quarter. I am confident we are moving in the right direction with improved working capital management, which we expect will turn into positive cash flow through the year. We have the capability to manage our existing and anticipated financial obligations with improving cash flow, our current and expandable credit line capability, along with other near-term expected positive cash flow events.”

The Company ended the first quarter of 2019 with total cash and cash equivalents of $68.3 million, compared to $81.7 million at December 31, 2018. Long-term debt at March 31, 2019, was $432.8 million, compared to $409.6 million at December 31, 2018. Short-term debt was $66.3 million at March 31, 2019, compared to $51.9 million at December 31, 2018. Net debt (total debt less cash and cash equivalents) was $430.8 million at March 31, 2019, compared to $379.8 million at December 31, 2018.

Net cash used for operations for the quarter ended March 31, 2019, was $15.6 million, compared to $35.7 million for the comparable prior year period. Capital expenditures were $9.5 million for the first quarter of 2019, compared to $7.8 million for the comparable prior year period.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the first quarter financial results on Friday, May 3, 2019, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference with live audio Q&A, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, whether the Company's process in evaluating its strategic alternatives with respect to Italtractor ITM S.p.A. ("ITM"), one of the Company's subsidiaries that designs and produces steel track and undercarriages for the construction, mining and agricultural markets, will result in any transaction or other action with respect to ITM or that any transaction or other action will be consummated; risks relating to the exercise by OEP 11 COÖPERATIEF U.A., an affiliate of One Equity Partners, one of the three shareholders of Voltyre-Prom, of the settlement put option with respect to its holdings in Voltyre-Prom, pursuant to the Voltyre-Prom Shareholders' Agreement; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; unfavorable outcomes of legal proceedings; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; the impact of any exercise of the settlement put option relating to the Company's redeemable non-controlling interest in Voltyre-Prom; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended
	March 31,
	2019	2018

Net sales	$410,374	$425,382
Cost of sales	365,110	365,821
Gross profit	45,264	59,561
Selling, general and administrative expenses	35,905	34,639
Research and development expenses	2,617	2,877
Royalty expense	2,606	2,663
Income from operations	4,136	19,382
Interest expense	(7,933)	(7,518)
Foreign exchange gain (loss)	5,723	(4,432)
Other income	996	7,750
Income before income taxes	2,922	15,182
Provision (benefit) for income taxes	1,915	(786)
Net income	1,007	15,968
Net loss attributable to noncontrolling interests	(970)	(1,679)
Net income attributable to Titan	1,977	17,647
Redemption value adjustment	(776)	(2,343)
Net income applicable to common shareholders	$1,201	$15,304

Earnings per common share:
Basic	$0.02	$0.26
Diluted	$0.02	$0.26
Average common shares and equivalents outstanding:
Basic	59,946	59,711
Diluted	59,946	59,876

Dividends declared per common share:	$0.005	$0.005

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	March 31, 2019	December 31, 2018

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$68,315	$81,685
Accounts receivable, net	295,333	241,832
Inventories	412,238	395,735
Prepaid and other current assets	61,587	60,229
Total current assets	837,473	779,481
Property, plant and equipment, net	378,684	384,872
Operating lease assets	23,701	—
Deferred income taxes	4,252	2,874
Other assets	81,146	84,029
Total assets	$1,325,256	$1,251,256

Liabilities
Current liabilities
Short-term debt	$66,347	$51,885
Accounts payable	250,918	212,129
Other current liabilities	121,979	111,054
Total current liabilities	439,244	375,068
Long-term debt	432,762	409,572
Deferred income taxes	9,627	9,416
Other long-term liabilities	83,152	67,290
Total liabilities	964,785	861,346

Redeemable noncontrolling interest	70,800	119,813

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 60,715,356 issued at March 31, 2019 and December 31, 2018)	—	—
Additional paid-in capital	528,305	519,498
Retained deficit	(23,026)	(29,048)
Treasury stock (at cost, 768,969 and 798,383 shares, respectively)	(7,567)	(7,831)
Accumulated other comprehensive loss	(213,319)	(203,571)
Total Titan shareholders’ equity	284,393	279,048
Noncontrolling interests	5,278	(8,951)
Total equity	289,671	270,097
Total liabilities and equity	$1,325,256	$1,251,256

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Three months ended
	March 31,
Cash flows from operating activities:	2019	2018
Net income	$1,007	$15,968
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	14,673	15,330
Deferred income tax (benefit) provision	(1,366)	2,510
Stock-based compensation	269	73
Issuance of treasury stock under 401(k) plan	141	133
Foreign currency translation (gain) loss	(6,695)	3,769
(Increase) decrease in assets:
Accounts receivable	(53,083)	(65,854)
Inventories	(17,557)	(26,115)
Prepaid and other current assets	(1,611)	(2,142)
Other assets	3,152	(1,030)
Increase (decrease) in liabilities:
Accounts payable	39,370	29,793
Other current liabilities	4,538	(4,421)
Other liabilities	1,543	(3,697)
Net cash used for operating activities	(15,619)	(35,683)
Cash flows from investing activities:
Capital expenditures	(9,453)	(7,807)
Payment related to redeemable noncontrolling interest agreement	(25,000)	—
Other	194	794
Net cash used for investing activities	(34,259)	(7,013)
Cash flows from financing activities:
Proceeds from borrowings	52,398	16,480
Payment on debt	(15,357)	(5,720)
Dividends paid	(301)	(299)
Net cash provided by financing activities	36,740	10,461
Effect of exchange rate changes on cash	(232)	1,094
Net decrease in cash and cash equivalents	(13,370)	(31,141)
Cash and cash equivalents, beginning of period	81,685	143,570
Cash and cash equivalents, end of period	$68,315	$112,429

Supplemental information:
Interest paid	$1,199	$792
Income taxes paid, net of refunds received	$1,314	$2,508

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides a quantitative reconciliation between net income, the most directly comparable financial measure calculated and reported in accordance with GAAP, and EBITDA and adjusted EBITDA, each of which is a non-GAAP financial measure.

We present EBITDA and adjusted EBITDA as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

EBITDA and adjusted EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of net income to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three-month periods ended March 31, 2019 and 2018.

	Three months ended
	March 31,
	2019	2018

Net income	$1,007	$15,968
Adjustments:
Provision (benefit) for income taxes	1,915	(786)
Interest expense	7,933	7,518
Depreciation and amortization	14,673	15,330
EBITDA	$25,528	$38,030
Adjustments:
Foreign exchange (gain) loss	(5,723)	4,432
Adjusted EBITDA	$19,805	$42,462

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